Exhibit 10.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made to be effective as of November 28, 2023 (the “Effective Date”) by and among LV PENINSULA HOLDING LLC, a Texas limited liability company (“Owner”), and PRESERVE ACQUISITIONS, LLC, a Delaware limited liability company (“Preserve”).

RECITALS

A. Owner owns approximately 59.3712 acres of certain real property located in Lago Vista, Texas and more particularly described and depicted on Exhibit A attached hereto and made a part hereof (the “Land”).

B. Owner and Preserve are working to develop the Land primarily as a residential housing development (the “Project”).

C. At Closing, either Owner or an Owner affiliate (the “LV Member”), a Preserve affiliate (the “Preserve Member”) and a third-party equity investor (the “LP Member”), if any, intend to form either a Delaware or Texas limited liability company or limited partnership (the “Joint Venture”) for the purpose of owning, holding for investment, entitling, enhancing the value of and ultimately selling the Project, all upon and subject to the terms and conditions set forth in this Agreement and in the operating agreement of the Joint Venture (the “JV Agreement”).

D. Contemporaneously with the Closing, in exchange for its membership interest in the Joint Venture to LV Member, Owner, as the LV Member or an affiliate of the LV Member, desires to contribute or sell the Land to the Joint Venture or a wholly-owned subsidiary of the Joint Venture (the “Subsidiary”), upon and subject to the terms and conditions set forth in this Agreement and the JV Agreement.

AGREEMENT

ARTICLE I

AGREEMENT TO CONTRIBUTE; PROPERTY AND LAND DESCRIPTION; EARNEST MONEY; INDEPENDENT CONSIDERATION

1.1 The Property. Subject to the terms and conditions hereinafter set forth, Owner shall contribute or sell and convey to the Joint Venture or the Subsidiary, pursuant to this Agreement and the JV Agreement to be signed at Closing, the following (collectively, the “Property”):

(a) The Land, together with all and singular, any and all improvements and fixtures situated thereon, and all rights, titles, privileges, interests and appurtenances pertaining thereto, including, but not limited to, the following: all water, sewer, utility, drainage, access, air, development, and land use rights; strips and gores; easements; licenses; cooperative or association memberships (if any); and all right title and interest of Owner in and to adjacent streets, alleys or rights-of-way (collectively, the “Real Property”);

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(b) any and all personal property owned by Owner and located upon or used in connection with the Land, including, without limitation, any signs or signage rights (the “Personal Property”);

(c) all of Owner’s right, title and interest in and to all contracts and agreements for the Land and the development, upkeep, repair, maintenance or operation of the Land (collectively, the “Operating Agreements”) that the Joint Venture elects to assume in writing prior to the Closing Date; and

(d) all of Owner’s right, title and interest in and to any and all other (i) claims, warranties and guaranties (express or implied) issued to Owner in connection with the Land; (ii) entitlements, zoning letters, variances, site or plan approvals, licenses, permits and other consents or approvals from governmental authorities or private parties which relate to the Land; (iii) other intangible property associated with the use or operation of the Land, including, without limitation, the use of any and all trade names or logos used by Owner in the operation of the Land and (iv) plans, specifications, drawings, reports, studies, books, records and other documents to the extent pertaining only to the Land (the “Intangibles”).

1.2 Title Objections; Permitted Exceptions.

(a) Within five (5) days from the Effective Date, Owner shall deliver or cause to be delivered to Preserve (i) a Texas Land Title Association T-7 commitment for title insurance (the “Commitment”) covering the Property, issued by the Title Company (as hereinafter defined), setting forth the status of title to the Property and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions and any other matters affecting the Property, which shall commit to delete the standard printed exceptions, and (ii) a true, complete, and legible copy of all documents referred to in the Commitment, including, but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements (the “Title Documents”). Preserve shall examine title and survey matters relating to the Property and shall provide Owner written notice of objections (the “Initial Objection Notice”) of any matters (the “Initial Title Defects”) on the Commitment or the survey (the “Survey”) on or prior to the date that is one hundred fifty (150) days after the Effective Date. Within ten (10) Business Days after Owner’s receipt of an Initial Objection Notice, Owner shall notify Preserve, in writing, which Initial Title Defects Owner will cure, if any, prior to Closing (the “Initial Title Response”). If in its Initial Title Response, Owner does not agree to cure or remove prior to Closing all Initial Title Defects, then Preserve may, at its sole option, by written notice to Owner prior to the Closing, either (i) waive the Initial Title Defects which Owner has not removed or cured or agreed to remove or cure prior to Closing and accept title to the Property subject to such Initial Title Defects, or (ii) terminate this Agreement and be entitled to a refund of all Earnest Money and Extension Fees, and neither party shall have any further rights or obligations hereunder, except for rights, obligations and liabilities that are expressly designated herein to survive a termination of this Agreement. If Owner agrees in writing to cure any Initial Title Defects and fails to cure such Initial Title Defects at Closing, such failure shall be a material default hereunder.

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(b) Preserve may re-examine title and survey matters relating to the Property up to and including the Closing Date and give Owner written notice of objections (an “Additional Objection Notice”) to any additional encumbrances or matters which first appear of record subsequent to the effective date of the initial Commitment or are reflected on the survey subsequent to the initial Survey (each an “Additional Title Defect”), provided such Additional Objection Notice is delivered to Owner within seven (7) Business Days after Preserve receives notice of any such Additional Title Defect. Within seven (7) Business Days after Owner’s receipt of an Additional Objection Notice, Owner shall notify Preserve, in writing, which Additional Title Defects Owner will cure, if any, prior to Closing (an “Additional Title Response”). If in its Additional Title Response, Owner does not agree to cure or remove prior to Closing all Additional Title Defects, then Preserve may, at its sole option, by written notice to Owner prior to the Closing, either (i) waive the Additional Title Defects which Owner has not removed or cured or agreed to remove or cure prior to Closing and accept title to the Property subject to such Additional Title Defects, or (ii) terminate this Agreement and be entitled to a refund of all Earnest Money and Extension Fees, and neither party shall have any further rights or obligations hereunder, except for rights, obligations and liabilities that are expressly designated herein to survive a termination of this Agreement. If Owner agrees in writing to cure any Additional Title Defects and fails to cure such Additional Title Defects at Closing, such failure shall be a material default hereunder. Up to and including the Closing Date, Preserve or Seller may order updated title reports from the Title Company.

(c) The Property shall be conveyed by Owner to Joint Venture or the Subsidiary at the Closing subject to those title exceptions which Preserve has not previously objected to in an Initial Title Objection Notice or Additional Title Objection Notice(s) subject to any such matters which Owner has elected (or is deemed to have elected) not to cure (the “Permitted Exceptions”). Notwithstanding the foregoing, Owner shall be obligated to remove, pay and/or satisfy prior to or at Closing any Monetary Liens. For purposes of this Agreement, “Monetary Liens” shall mean to the extent same affects Owner’s interest in the Property: (a) liens securing a mortgage, deed of trust, security agreement or otherwise evidencing an indebtedness by Owner (“Mortgages”); (b) judgment liens or other monetary liens against Owner; (c) tax liens for periods prior to the Closing; or (d) any mechanics liens or materialmen’s liens that are based upon a written agreement between the claimant and Owner or any affiliate of Owner.

1.3 Earnest Money. Within five (5) Business Days of the Effective Date, Preserve shall deliver to Stewart Title Company, 1313 Ranch Rd 620, Ste 100 & 101, Lakeway, Texas 78734, Attn: Cathy Bade, Email: cathy.bade@stewart.com (the “Title Company” or “Title Agent”), an initial earnest money deposit of Ninety- Four Thousand and No/100 Dollars ($94,000.00), which shall be held in escrow in accordance with the terms of this Agreement (the “Initial Earnest Money”). Furthermore, within ninety (90) Business Days of the Effective Date, Preserve shall deliver to Title Company an additional earnest money deposit of Thirty-Six Thousand and No/100 Dollars ($36,000.00) (the “Additional Earnest Money”, together with the Initial Earnest Money, the “Earnest Money”) with the Title Company. The Title Company shall deposit the Earnest Money in an interest bearing account and Preserve shall be entitled to any interest accrued thereon. Upon expiration of the Submittal Deadline (as hereinafter defined), the Earnest Money shall become non-refundable, except in the event (i) of an Owner default as provided in Section 8.1 below or (ii) Preserve terminates this Agreement in accordance with any provision hereof which specifically provides for a return of Earnest Money to Preserve. At Closing, the Earnest Money shall be credited against Preserve’s Capital Contribution to the Joint Venture or reimbursed to Preserve out of equity proceeds from other LP investors.

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1.4 Independent Consideration. Promptly following the delivery of the Initial Earnest Money to the Title Company by Preserve, the Title Company shall disburse to Owner $100.00 from the Earnest Money as independent consideration for Owner’s performance under this Agreement (the “Independent Consideration”). The parties have bargained for such amount as consideration for Preserve’s exclusive right to cause Owner to contribute the Property to the Joint Venture or a Subsidiary pursuant to the terms of this Agreement and for Owner’s execution of this Agreement, in addition to other consideration described in this Agreement. The Independent Consideration is not refundable for any purpose. This Agreement is not an option agreement. If this Agreement is ever construed to be an option agreement, Preserve and Owner agree that the consideration paid by Preserve to Owner as described above shall be independent consideration for such option.

ARTICLE II

OWNER’S CAPITAL CONTRIBUTION

2.1 Owner’s Capital Contribution. At the Closing, Owner shall contribute, convey and deed the Property to the Joint Venture or the Subsidiary free and clear of all liens and encumbrances except for the Permitted Exceptions, pursuant to and in accordance with this Agreement and the JV Agreement. The parties hereby agree that the gross fair market value of the Property is (and at the time of such contribution shall continue to be) equal to the sum of Eleven Million Five Hundred Thousand and No/100 Dollars ($11,500,000.00) (the “Property Value”). In conjunction with the contribution, LV Member shall receive a capital account credit in the Joint Venture in the amount of the Property Value (i.e., an $11,500,000 capital contribution) (the “Capital Contribution”).

ARTICLE III

PRESERVE’S RIGHT OF INSPECTION

3.1 Due Diligence Reports. Within five (5) days after the Effective Date, Owner shall deliver to Preserve, to the extent in Owner’s possession or control, copies of all documents, agreements, notices and reports related to the Property, including, without limitation, a copy of (the following items being referred to herein collectively as the “Property Information”): (i) existing surveys of the Land or the Property or any portion thereof in Owner’s possession or control; (ii) development agreements with any governmental agencies or authorities pertaining to the Land or the Property, if any; (iii) any environmental reports with respect to the Property (the “Environmental Report”); (iv) ad valorem property tax statements for the current or most recently available tax period; (v) any existing leases, including oil, gas or other mineral leases, pertaining to the Property or the Land; (vi) any site assessments, architectural, civil and geotechnical studies and any property condition reports; and (vii) any contracts, leases, agreements, or other restrictions or encumbrances affecting the Property or the Land.

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3.2 Feasibility Period. Owner agrees that Preserve, its agents, employees, independent contractors, engineers, surveyors and other representatives shall have a period of one hundred fifty (150) days from the Effective Date (the “Feasibility Period”), in which to review, inspect and assess the Property and the Property Information. Subject to Section 3.4 below, Preserve shall have the right to terminate this Agreement on or before the Feasibility Period for any reason or no reason whatsoever, in its sole and absolute discretion, in which case the Earnest Money shall be returned to Preserve. Preserve may, at its option, extend the Feasibility Period six (6) times for a period of up to thirty (30) days each (each an “Initial Extension Option” and collectively, the “Initial Extension Options”) by delivering the following: (i) written notice of Preserve’s exercise of such Initial Extension Option to Owner prior to the expiration of the then-current Feasibility Period (each an “Initial Extension Notice”) and (ii) an extension fee (each an “Initial Extension Fee” and collectively, the “Initial Extension Fees”) of Fifteen Thousand and No/100 Dollars ($15,000.00) to the Title Company within five (5) business days after such Initial Extension Notice, which shall be nonrefundable upon deposit (except if this Agreement is terminated due to an Owner default, casualty, condemnation, a breach of any of Owner’s representations and warranties made herein, Owner’s failure to cure the Initial Title Defects or Additional Title Defects under Section 1.2, or the closing condition set forth in Section 5.6(c) not being satisfied) and applicable to the Owner’s Capital Contribution at Closing. Furthermore, following the Initial Extension Options, Preserve may, at its option, extend the Feasibility Period an additional six (6) times for a period of up to thirty (30) days each (each an “Additional Extension Option” and collectively, the “Additional Extension Options”, and together with the Initial Extension Options, the “Extension Options”) by delivering the following: (i) written notice of Preserve’s exercise of such Additional Extension Option to Owner prior to the expiration of the then-current Feasibility Period (each an “Additional Extension Notice”, and together with the Initial Extension Notice, an “Extension Notice”) and (ii) an extension fee (each an “Additional Extension Fee” and collectively, the “Additional Extension Fees”, and together with the Initial Extension Fees, the “Extension Fees”) of Fifteen Thousand and No/100 Dollars ($15,000.00) to the Title Company within five (5) business days after such Additional Extension Notice, which shall be nonrefundable upon deposit (except if this Agreement is terminated due to an Owner default, casualty, condemnation, a breach of any of Owner’s representations and warranties made herein, Owner’s failure to cure the Initial Title Defects or Additional Title Defects under Section 1.2, or the closing condition set forth in Section 5.6(c) not being satisfied) and not applicable to the Owner’s Capital Contribution at Closing.

3.3 Physical Inspection. Owner acknowledges that Preserve has not completed Preserve’s inspection of the Property, or studies of the physical and economic feasibility of Preserve’s contemplated use of the Property. Accordingly, Owner agrees that Preserve, its agents, employees, independent contractors, engineers, surveyors and other representatives, shall have the right during the Feasibility Period to physically inspect the Property, conduct such feasibility studies as Preserve may elect, and determine whether the Property is satisfactory for Preserve’s contemplated use thereof. Preserve or Preserves authorized representatives shall have the right from and after the Effective Date to enter upon and make assessments, appraisals, surveys and tests on the Property, including, but not limited to, tests to determine the presence of any hazardous materials, at its sole cost. Such inspections are to be conducted in a manner as not to materially physically damage the Property or unreasonably interfere with the usual operation of the Property by Owner. Preserve agrees to indemnify and hold Owner harmless from and against any damages arising directly from Preserve’s inspection and testing of the Property, provided however, the forgoing indemnity shall not apply with respect to any claims, damages, liabilities or expenses arising out of the mere discovery by Preserve, or the failure to report, any pre-existing conditions, or any acts or omissions of Owner, its agents, employees, contractors, officers or invitees. The parties agree to amend the Agreement to attach the legal description from the Survey once obtained.

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3.4 Approvals. Owner acknowledges that Preserve may reasonably determine that certain approvals, zoning approvals, site plan and/or design review committee approvals, permits, use permits, special use permits, replatting, economic development incentives variances, and/or and any other approvals necessary for Preserve’s development (collectively, the “Approvals”), may be required in order to permit the Project. For so long as this Agreement is in effect, Owner and Preserve shall agree that Preserve shall have the right to apply for any and all Approvals provided that prior to submission thereof Preserve shall provide Owner with copies of the application(s) therefor. Owner shall reasonably cooperate with Preserve in all matters concerning such Approvals, including, without limitation, the execution and delivery of any documents reasonably required from Owner by any governmental authorities. Owner and Preserve agree to share any additional Property Information it receives within ten (10) days following the date such additional Property Information is received. Notwithstanding anything to the contrary contained herein, if Preserve fails to submit applications for the building permits necessary for the Phase 1 component of the Project (as set forth in Preserve’s phasing plan to be delivered to Owner within sixty (60) days after the Effective Date) (the “Phase 1 Building Permits”) within eleven (11) months of the Effective Date (the “Submittal Deadline”) and such failure is not cured within thirty (30) days following the Submittal Deadline, then Owner may terminate this Agreement and the Earnest Money and any deposited amounts of Extension Fees shall be delivered to Owner and retained by Owner as liquidated damages, and neither Owner nor Preserve shall have any further rights or obligation hereunder. Notwithstanding the foregoing, Preserve shall have a right to amend the Phase 1 Building Permits from time to time after the Submittal Deadline.

ARTICLE IV

WARRANTIES AND REPRESENTATIONS

4.1 Owner’s Warranties and Representations. In addition to the other representations, warranties and covenants of Owner contained in this Agreement, Owner hereby represents, warrants and covenants to Preserve and the Joint Venture as of the Effective Date and as of the Closing Date, the following:

(a) Owner has, and at the Closing shall have, the right to, and will, convey good and indefeasible title to the Land free and clear of any and all liens, assessments, easements, security interests and other encumbrances, except for the Permitted Exceptions. Owner has not made or entered into any other contract or agreement that is now of any force or effect whatsoever to sell, convey or otherwise dispose of the Land or any portion thereof, and from and after the Effective Date and prior to Closing, Owner shall not sell or dispose of the Land or the Property or any portion thereof or enter into any other contract, agreement or negotiations with any other party to sell, assign or convey any right, title or interest whatsoever in or to the Land or the Property or any portion thereof.

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(b) There are no parties in possession of any portion of the Land as lessees, tenants at sufferance or otherwise, except for Owner. Upon Preserve’s request, Owner shall cause any lease of the Land or any improvements thereon (other than Permitted Exceptions) to be terminated effective as of the Closing Date.

(c) There are no leases affecting the Land, and there are no contracts, agreements or other restrictions or encumbrances affecting the Land that will survive Closing. Owner shall not further encumber the Land or grant or allow any lien or encumbrance on the Land (which will not be satisfied or released at or before Closing), or enter into any new service contract, lease, restriction, easement, encumbrance or other agreement with respect to the Land or modify the terms or conditions of any existing leases, contracts, restrictions, easements, encumbrances or other agreements with respect to the Land, without in each instance obtaining the prior written consent of Preserve. Upon Preserve’s request, Owner shall cause any contracts or other agreements affecting the Land (other than Permitted Exceptions) to be terminated effective as of the Closing Date.

(d) There are no mechanic’s or materialman’s liens, Uniform Commercial Code liens or unrecorded liens against the Land, and Owner shall not allow any additional liens to attach to the Land prior to Closing that will not be satisfied as of the Closing. All obligations of Owner arising from the ownership and operation of the Land and any business operated in the Land, including, but not limited to, taxes, insurance, utilities, leasing commissions, salaries, contracts, and similar agreements, have been paid or will be paid prior to Closing. Except for obligations for which provisions are made in this Agreement for prorating at the Closing, there will be no obligations of Owner with respect to the Land outstanding as of the Closing.

(e) There are no judgments or decrees of any court, tribunal, agency, or instrumentality, domestic or foreign, having jurisdiction against Owner or the Land that could constitute a lien on the Land, and there is no pending litigation, judicial or administrative action or proceeding, condemnation/eminent domain or assessment affecting the Land. Owner shall promptly advise Preserve of any litigation, judicial or administrative action, condemnation or assessment affecting the Land that is instituted or that becomes threatened after the Effective Date.

(f) No bankruptcy, insolvency, rearrangement or similar action involving any portion of the Property, whether voluntary or involuntary, is pending or threatened in writing and Owner has never:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated bankrupt or insolvent or filed a petition or action seeking any organization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

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(iii)	sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of Owner's properties, the Property, personal property or any portion thereof; or

(iv)	made an assignment for the benefit of creditors or admitted in writing Owner's inability to pay Owner's debts generally as the same become due.

Owner is not anticipating or contemplating any of the actions set forth in (i) through (iv) of this Section 4.1(f).

(g) The Land is not subject to any claims of creditors or to any bankruptcy proceeding.

(h) Owner has not received written notice from any governmental authority or third party concerning any violation of the Land under any applicable laws, ordinances, codes, statutes, regulations, covenants or restrictions relating to the Land which have not heretofore been corrected. If Owner receives notice of any such violation, Owner shall disclose same to Preserve within five (5) days of such notice or of becoming aware of same.

(i) Owner has not received written notice from any governmental authority relating to any discharge, release or storage of any hazardous or toxic substances, waste or materials on, under, within or from the Land or regarding any violation of the Land under any applicable environmental law. To Owner’s knowledge (without representation as to the sufficiency any third party work product therein), all documentation and studies delivered by Owner to Preserve are true, correct and complete in all material respects.

(j) This Agreement has been duly executed and delivered by Owner, constitutes the valid and binding obligation of Owner, and is enforceable against Owner in accordance with its terms. The execution, delivery and performance of this Agreement, and the consummation of the transaction contemplated hereby, will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance against the Land under, any agreement or other instrument to which Owner is a party or by which Owner, the Land might be bound or, to Owner’s knowledge, under any applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over Owner or its properties. All necessary parties whose signatures are required to bind Owner and to convey the Property pursuant to this Agreement have executed this Agreement on behalf of Owner.

(k) Owner is not a “foreign person” within the meaning of the Internal Revenue Code, as amended, Sections 1445 and 7701 or the regulations promulgated thereunder, and Owner shall execute and deliver to Preserve, the Preserve Member and the Joint Venture at Closing a certificate certifying to same in accordance with Section 5.2 below.

(l) Neither Owner nor any of its respective affiliates, partners, members, shareholders or other equity owners, employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (the “OFAC”), of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

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(m) To the best of Owner’s current actual knowledge, the Land is not in violation of the terms or conditions of any restrictive covenant pertaining to the Land.

(n) Owner has provided true, correct and complete copies of all Operating Agreements to Preserve and neither Owner nor any affiliate of Owner is in default thereunder and, to the best of Owner’s knowledge, no other party to an Operating Agreement is in default thereunder.

(o) Each of the representations and warranties set forth above and elsewhere in this Agreement are true, correct and complete as of the Effective Date and will be true, correct and complete as of the Closing Date, and each of the covenants set forth above shall be substantially complied with by Owner at all times prior to Closing.

Save and except for, and subject to, the representations and warranties of Owner set forth in this Agreement and in the deed and any other documents to be delivered by Owner at or in connection with the Closing, the Property will be transferred and conveyed to the Joint Venture or the Subsidiary on an “AS IS, WHERE IS” basis. The term “Owner’s current actual knowledge” and terms of similar import shall mean the actual current (and not constructive) knowledge of David Villarreal, and Owner represents that David Villarreal is the person that is most knowledgeable with respect to such matters. David Villarreal shall not have any personal liability in connection with the representations and warranties of Owner.

4.2 Condition to Preserve’s Closing Obligations.

(a) Preserve’s obligations to consummate the transaction contemplated hereunder are conditioned upon all of Owner’s representations and warranties in this Agreement being true and correct in all material respects on the date hereof and as of the Closing Date and all of Owner’s covenants in this Agreement being substantially performed and complied with at all times through and including the Closing Date (and any breach of such representations, warranties or covenants shall constitute a default hereunder).

(b) If Preserve discovers prior to Closing that (i) any of Owner’s representations or warranties has been misrepresented or is inaccurate, and Owner has not corrected or remedied the misrepresentation or inaccuracy to Preserve’s reasonable satisfaction at or before Closing, (ii) the environmental condition of the Land is materially and adversely altered following the date of receipt of Preserve’s receipt of its Environmental Report through no fault of Preserve or its agents and representatives, or (iii) an environmental condition relating to the Land is discovered that was not disclosed in the Environmental Report, then such circumstance shall be a default of Owner under this Agreement and Preserve shall be entitled to the remedies set forth in Section 8.1 hereof.

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4.3 Survival. All of Owner’s representations, warranties and covenants in this Agreement shall survive Closing for a period of six (6) months and shall inure to the benefit of Preserve, the Preserve Member and the Joint Venture. Accordingly, if Preserve, the Preserve Member or the Joint Venture discovers after Closing that any of Owner’s representations, warranties or covenants has been materially misrepresented or is substantially inaccurate, then Preserve, the Preserve Member (without obtaining consent of the LV Member regardless of whether such consent is required under the terms of the JV Agreement) and/or the Joint Venture may seek damages from Owner resulting from such breach.

ARTICLE V

CLOSING

5.1 Closing Date. The consummation of the Property contribution contemplated by this Agreement (the “Closing”) shall take place through the offices of the Title Company (as escrow agent) on a mutually agreed upon date that is on or before thirty (30) days after the expiration of the Feasibility Period (the “Closing Date”), unless otherwise agreed to in writing among the parties hereto or unless otherwise extended pursuant to any applicable provision in this Agreement.

5.2 Owner’s Obligations at Closing. Subject to the terms, conditions and provisions hereof and contemporaneously with the performance by Preserve of its obligations set forth in Section 5.3 below, Owner shall deliver or cause to be delivered to Preserve (or to the Title Agent as closing escrow agent) the following items at the Closing:

(a) An executed special warranty deed in contribution (the “Deed”) executed by Owner, conveying to Joint Venture or Subsidiary good and indefeasible fee simple title to the Real Property subject only to the Permitted Exceptions, in the form attached hereto as Exhibit B;

(b) An executed bill of sale and general assignment (the “Bill of Sale”) executed by Owner, conveying and assigning to the Joint Venture or Subsidiary all of Owner’s rights, titles and interests in and to all of the Property (i.e., other than the Real Property), in the form attached hereto as Exhibit C;

(c) A FIRPTA Certificate (the “FIRPTA Certificate”), executed by Owner, in the form attached hereto as Exhibit D;

(d) Executed estoppel certificates in the form and substance reasonably acceptable to Preserve relating to any Operating Agreements to be assumed by the Joint Venture or Subsidiary and any restrictive covenants, reciprocal easements or covenants, conditions and restrictions encumbering the Property;

(e) An Owner Policy of Title Insurance (the “Owner Title Policy”) issued by the Title Agent, insuring good and indefeasible fee simple title to the Land in the Joint Venture or Subsidiary in an insured face amount equal to the Property Value as set forth in Section 2.1 hereof, and containing no exceptions other than the Permitted Exceptions; and

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(f) Such other documents, instruments, certificates and matters that the Title Agent may reasonably require in order to consummate the transactions contemplated hereby and to issue the Owner Title Policy in accordance with this Agreement, including without limitation a non-imputation affidavit acceptable to the Title Agent necessary to issue a TLTA T-24 endorsement.

At Closing, Owner shall deliver exclusive possession of the Property to the Joint Venture or Subsidiary and shall make available to the Preserve Member, Joint Venture and Preserve, for inspection and copying, all of Owner’s files and records relating to the Property.

5.3 Preserve’s Obligations at Closing. Preserve shall deliver, or cause to be delivered to Owner (or to the Title Agent as closing escrow agent), at the Closing such documents, instruments and matters that may be reasonably required of Preserve by the Title Agent in order to consummate the transactions contemplated hereby.

5.4 Closing Costs. At the Closing, (a) Owner shall pay any escrow fee or closing fee charged by the Title Company, any premium for the Owner Title Policy, and all of the transfer or stamp fees or taxes and its own attorneys’ fees, and (b) the Joint Venture or Subsidiary shall pay Preserve’s attorneys’ fees and all recording fees due and payable in connection with the delivery and recording of the Deed. All other closing costs shall be paid by Owner and either the Joint Venture or Subsidiary as is customarily paid by a seller and purchaser of real property in the State and County in which the Property is located.

5.5 Tax Prorations. At Closing, Owner shall pay any delinquent ad valorem or other taxes relating to the Property, and the ad valorem or other taxes relating to the Property for the calendar year in which the Closing occurs shall be prorated between Owner and Joint Venture or its Subsidiary as of the Closing Date. If the ad valorem taxes for such calendar year have not been determined on the Closing Date, the proration shall be based upon the ad valorem taxes assessed against the Property for the calendar year immediately preceding the calendar year in which the Closing Date occurs; provided that if the tax statement for the year of Closing is more or less than that of the preceding calendar year upon which the proration was made, then proper adjustment and payment or reimbursement shall be made within twenty (20) days of receipt of the tax statement for the year of Closing. The Owner shall be responsible for all real property taxes now or hereafter assessed attributable to any period prior to the Closing Date, including, without limitation, any and all rollback taxes. This Section 5.5 shall survive the Closing.

5.6 Closing Conditions. As a precondition to Preserve’s and Owner’s obligations with respect to the Closing, at or prior to Closing the following conditions shall have been met (the “Closing Conditions”):

(a) An affiliate of Preserve, LV Member and a third party equity investor, if applicable, have executed and delivered the JV Agreement in form approved by Preserve and Owner, which terms shall be consistent with Section 5.7;

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(b) The Joint Venture has secured a legally binding and unconditional commitment for construction financing and capital commitments sufficient for the Project from third parties (debt and equity) in place; and

(c) The Title Agent is unconditionally committed to issue the Owner’s Title Policy to the Joint Venture or its Subsidiary insuring that the Joint Venture or its Subsidiary has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions.

In the event that any of the conditions set forth in this Section 5.6 above are not satisfied on or prior to the Closing Date, either Owner or Preserve may elect to waive such Closing Condition and proceed to Closing or terminate this Agreement by delivering written notice of such termination to Owner, and only upon such termination pursuant to Section 5.6(c) above, Preserve shall be entitled to a refund of all Earnest Money and Extension Fees; and thereafter no party hereto shall have any further rights, claims or liabilities hereunder except those that expressly survive the termination of this Agreement.

5.7 JV Agreement. Owner and Preserve acknowledge and agree that it is the intent of Owner and Preserve that an affiliate of Preserve and the LV Member enter into a JV Agreement with one or more third party equity providers, and Owner and Preserve will reasonably endeavor to enter into such JV Agreement within five (5) months after the Effective Date. Preserve and Owner shall reasonably negotiate the terms of the JV Agreement, provided, that such JV Agreement shall be consistent with the following terms:

(a) LV Member shall receive capital contribution credit in the Joint Venture for Owner contributing the Property to the Joint Venture or its Subsidiary in an amount equal to $11,500,000.00;

(b) The Joint Venture is subject to the following cash flow distribution waterfall:

(i)	Tier 1: 100% pro rata to all equity until all equity is returned and the Limited Partners have achieved and IRR of 8%.

(ii)	Tier 2: 75% pro rata to all equity and 25% developer promote until the Limited Partners have achieved an IRR of 14%.

(iii)	Tier 3: 65% pro rata to all equity and 35% developer promote until the Limited Partners have achieved an IRR of 20%.

(iv)	Tier 4: 50% pro rata to all equity and 50% developer promote thereafter.

(c) If Owner provides a written approval of a term sheet or letter of intent in connection with a potential JV Agreement, then the terms of such term sheet or letter of intent shall be deemed to be included in this Section 5.7.

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ARTICLE VI

CASUALTY AND CONDEMNATION

Owner agrees to give Preserve prompt notice of any fire or other casualty affecting the Property between the Effective Date and the Closing Date or of any actual or threatened taking or condemnation of all or any portion of the Property. If prior to the Closing there shall occur:

(a) damage to the Property, or any portion thereof, caused by fire, tornado, earthquake, hurricane, material erosion, flooding, force of nature, Act of God or other casualty, including, without limitation, environmental contamination, that will materially damage the Property or materially impair Preserve’s intended use of the Property; or

(b) the taking or condemnation (or conveyance in lieu thereof) of all or any portion of the Property as would materially interfere with Preserve’s intended use of the Property; then in any such event, Preserve may at its option terminate this Agreement by notice to Owner within twenty (20) days after Preserve has received the notice from Owner referred to above or at the Closing, whichever is earlier, and upon such termination, (i) Preserve shall be entitled to a refund of all Earnest Money and (ii) no party hereto shall have any further rights, claims or liabilities hereunder except those that expressly survive the termination of this Agreement. If Preserve does not elect to terminate this Agreement, then the Closing shall take place as provided in this Agreement without abatement of the Property Value, and there shall be assigned to Preserve at the Closing, all interest of Owner in and to any insurance proceeds (subject to confirmation by Owner that such assignment will not impair Owner’s insurance) or condemnation awards which may be payable on account of such occurrence.

ARTICLE VII

OWNER COVENANTS

Owner hereby covenants and agrees with Preserve that so long as this Agreement remains in full force and effect, as same may be modified, amended and/or extended from time to time:

(a) Owner shall not perform or consent to any zoning or re-zoning of the Property (or any portion thereof) except with the prior written consent of Preserve;

(b) Owner will not convey or encumber all or any portion of the Property, or any interest therein, or enter into any agreement granting to any person any right with respect to the Property (or any portion thereof), provided, however, prior to Closing, Owner is entitled to solicit, discuss, and negotiate purchase offers so long as Owner notifies all potential buyers that the Property is under contract pursuant to this Agreement;

(c) Owner shall not enter into any oral or written agreements or promises regarding current or future use of all or any portion of the Property or enter into any lease, license or occupancy agreement or modify or extend the terms of any existing leases, if any, and shall cause all leases and occupancy agreements (other than Permitted Exceptions) to be terminated as of the Closing Date; and

(d) Owner shall not (i) enter into any new Operating Agreements which would survive the Closing or otherwise affect the use, operation or enjoyment of the Property after the Closing, (ii) extend the terms of any existing service agreement to a date beyond the Closing Date, and (iii) unless Preserve or the Joint Venture elects to assume any such Operating Agreements at Closing, Owner shall cause all Operating Agreements to be terminated as of Closing.

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ARTICLE VIII

DEFAULT AND REMEDIES

8.1 Default by Owner. In the event Owner shall be in breach or default of any material representation, warranty, covenant or obligation under this Agreement, Preserve may, at Preserve’s option, do any of the following: (i) bring suit to enforce specific performance of this Agreement and recover all costs and expenses associated with such suit, or, (ii) subject to Section 3.4, terminate this Agreement by written notice to Owner, and upon any such termination, Owner shall pay to Preserve all out-of-pocket costs and expenses actually and reasonably incurred by Preserve in connection with this Agreement, the Property and the transactions contemplated by this Agreement (including all Approvals, pre-development and entitlement work performed by Preserve in connection therewith) (collectively, the “Termination Payment”), and all Earnest Money and Extension Fees shall be returned and refunded to Preserve. In the event Preserve elects to terminate this Agreement, neither Owner nor Preserve shall have any further right or obligation hereunder, except for those matters expressly intended to survive termination of this Agreement.

8.2 Default by Preserve. In the event Preserve shall be in breach or default of any of its covenants or obligations under this Agreement and such breach or default has not been cured by Preserve within thirty (30) days following written notice from Owner of such breach or default, Owner may, as its sole and exclusive remedy, terminate this Agreement by written notice to Preserve and (i) receive the Earnest Money and any deposited Extension Fees, and (ii) whereupon all Approvals, pre-development and entitlement work performed by Preserve in connection therewith shall be assigned to Owner (to the extent assignable) AS-IS, WHERE IS and without representation or warranty of any kind (including without limitation any representations and warranties by the party preparing any such items), in which event neither Owner nor Preserve shall have any further right or obligation hereunder, except for those matters expressly intended to survive termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and shall be given by hand delivery, certified or registered mail, e-mail transmission or overnight courier, and shall be deemed to have been given and received (i) on the date of hand delivery to the office of the recipient, (ii) the date a certified or registered letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail, (iii) if served by email, when sent or (iv) the date such notice is deposited with a reputable overnight courier (such as Federal Express or UPS) for next day delivery. Such notices shall be given to the parties hereto at the following addresses:

If to Owner:	LV Peninsula Holding LLC
990 Biscayne Blvd, Unit 3001
Miami, Florida 33132
Attn: David Villarreal
Email: dvillarreal@safeandgreenholdings.com

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With a copy to:	Ruta Soulios & Stratis LLP 22 West 21st Street, 4th Floor New York, NY 10010
Attn: Steven Soulios, Esq.
Email: ssoulious@lawnynj.com

If to Preserve:	Preserve Acquisitions, LLC 2111 S IH 35, Suite 1107
New Braunfels, Texas 78130 Attn: Frank Navarro
Email: frank@mnoinvestments.com Telephone: (860) 395-9519

With copies to:	Winstead PC
500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Attn: Matthew Dzura
Email: mdzura@winstead.com

Any party hereto may, at any time by giving fifteen (15) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given. Notices from either party may be given by any of its legal counsel designated above.

9.2 Brokerage Fees and Commissions. Owner shall pay Woodbrook Capital, LLC, a commission equal to 5% of the Property Value, which fee shall only be earned at Closing. Except as provided in this Section 9.2, neither Owner nor Preserve has contacted any real estate broker, agent, finder or similar person in connection with the negotiation and execution of this Agreement or the transactions contemplated hereby. Owner and Preserve each represents and warrants to the other that, except as provided in this Section 9.2, no broker, agent, realtor, finder or other intermediary or similar person has been involved with or engaged or employed by such party in connection with the transaction contemplated by this Agreement, and no fees, commissions or other amounts of a similar nature have been paid or are or will be due and owing to any person or entity. It is agreed that if any claims for fees, commissions or other amounts of a similar nature are ever made against Owner or Preserve in connection with the transactions contemplated by this Agreement, all such claims shall be the responsibility Owner. Owner and Preserve each agrees to indemnify, defend and hold harmless the other from and against any and all claims, losses, liabilities, demands, actions, costs and expenses (including reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any broker, agent, realtor, finder or other intermediary or similar person who claims to have been engaged, employed, contracted or utilized by the indemnifying party in connection with the transaction which is the subject matter of this Agreement, which indemnification obligations shall survive Closing and any termination of this Agreement; provided that Preserve shall not be responsible for the payment of the 5% brokerage commission to Woodbrook Capital, LLC as outlined above.

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9.3 Entire Agreement. This Agreement embodies and constitutes the entire agreement and understanding between the parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

9.4 Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

9.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

9.6 Headings; Gender; Definitions. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein,” “hereof,” “hereunder,” and other similar compounds of the words “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

9.7 Time; Business Day. With respect to all provisions of this Agreement, time is of the essence. Notwithstanding the foregoing, if the last day of any time period stated herein shall not fall on a Business Day, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is a Business Day. For the purposes of this Agreement, “Business Day” shall mean any day that is not a Saturday, Sunday, Federal holiday, State holiday in the State in which the Property is located, or day on which commercial banks are not authorized to be open, or required to be closed, in Dallas, Texas.

9.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (subject to Section 9.10 below) or as otherwise expressly provided in this Agreement.

9.9 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be invalidated to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

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9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Owner and Preserve, and their respective heirs, personal representatives, successors and assigns. Preserve may assign its rights hereunder with the written permission of Owner, which permission shall not be unreasonably withheld; provided, however, that Preserve may assign its rights hereunder to an affiliate of Preserve without the need for Owner’s consent if Preserve gives written notice to Owner and Title Company prior to the Closing Date. Upon acceptance of any such assignment by the assignee and the assumption of Preserve’s obligations hereunder, Preserve shall be relieved of all duties and obligations hereunder. Except as expressly provided herein, nothing in this Agreement is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

9.11 Further Acts. In addition to the acts recited in this Agreement to be performed by Owner and Preserve, Owner and Preserve agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

9.12 Attorneys’ Fees. If either party named herein brings an action to enforce the terms of this Agreement or to declare rights hereunder, the prevailing party in any such action, on trial, appeal or post-judgment collection, shall be entitled to its reasonable attorneys’ fees to be paid by the losing party as fixed by the court. The parties agree that “prevailing party” means the party who successfully prosecutes the action or successfully defends against it, prevailing on the main issue, even though not necessarily receiving an award of damages or other form of recovery. The provisions in this Section 9.12 shall not be merged into the Deed, but instead shall survive the termination of this Agreement and the Closing.

9.13 Waiver of Jury Trial. Owner and Preserve each knowingly, voluntarily and intentionally waives any right which either party may have to a trial by jury with respect to any litigation or legal proceeding based upon or arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement including, without limitation, any course of conduct, course of dealings, verbal or written statements or acts or omissions of either party which in any way relate to this Agreement. Owner and Preserve have specifically discussed and negotiated for this waiver and understand the legal consequences of it.

9.14 Multiple Counterparts; Facsimile/Electronic Transmission. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. The Agreement may be executed by facsimile or e-mail, and a facsimile signature (or signature transmitted by e-mail) shall constitute an original signature, and executed facsimile or e-mail counterparts (or copies thereof) shall each be treated as an original.

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9.15 Confidentiality. Until the Closing, Owner and Preserve agree not to disclose to any unrelated third party, any of the facts concerning the execution and delivery of this Agreement or the consummation of the Property transactions contemplated hereby. Notwithstanding the foregoing, Owner and Preserve may disclose any aspect of the Agreement to (i) any governmental agency, or any officer thereof, upon proper request or requirement therefor, which may be required in accordance with applicable law, (ii) those persons who are responsible for determining the feasibility of the acquisition of the Property, (iii) lenders, attorneys and representatives for the transactions contemplated hereunder, and (iv) equity investors for the transaction contemplated hereunder.

9.16 Construction. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

9.17 Recitals. The recitals are true and correct as of the date of this Agreement and are hereby incorporated into this Agreement by reference as though fully set forth herein.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

OWNER:

LV PENINSULA HOLDING LLC,

a Texas limited liability company

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	Chief Executive Officer

PRESERVE:

PRESERVE ACQUISITIONS, LLC

a Delaware limited liability company

By:	/s/ Frank Navarro
Name:	Frank Navarro
Title:	Managing Partner